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                                                                    Exhibit 10.8

       ASSIGNMENT AND TRANSFER OF RECEIVABLES AGREEMENT
                Effective Date: March 17, 1997

THE PARTIES:
ASSIGNOR:
TELECOMMUNICATION  SYSTEMS, INC. a/k/a
TCS APPLIED TECHNOLOGIES
275 West Street, Suite 400
Suite 400
Annapolis, MD 21401

ASSIGNEE:

Commerce Funding Corporation
1945 Old Gallows Road #205
Vienna, VA  22182

The parties hereby agree as follows:

         In consideration of the Assignment Price, Assignor hereby sells, absolutely, unconditionally and irrevocably assigns and transfers to Assignee, its successors and assigns, all of Assignor's rights, title, and interest in the accounts receivable(s) under all Contracts, Subcontracts, Purchase Orders, Letter Agreements, etc. (hereinafter referred to as "Contract") from Assignor's Account Debtor (hereinafter referred to as "Obligor") referenced below:

Total Receivables Assigned:    All assigned accounts
receivable
Assignment Price due Assignor:   92% of accounts receivable

Percentage of Debt:    92%

Contract No. / Obligor: Various Purchase Orders / Various
Obligors

Invoice Number(s): To be determined

                            * * IMPORTANT NOTICE * *

THIS INSTRUMENT CONTAINS A CONFESSION OF JUDGMENT PROVISION WHICH CONSTITUTES A WAIVER OF IMPORTANT RIGHTS YOU MAY HAVE AS A DEBTOR AND ALLOWS THE CREDITOR TO OBTAIN A JUDGMENT AGAINST YOU WITHOUT ANY FURTHER NOTICE.

         Assignee is entitled to any and all such payments from Obligor including but not limited to insurance proceeds, proceeds resulting from claims and settlements under the Contract. To the extent Assignee receives payment for items excluded from this Assignment (hereinafter referred to as "Exchange Items"), those payments will be remitted to Assignor.
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         Assignor will advise Obligor to pay all amounts arising under the
Contract to Assignee or Assignee's designee, and Assignor agrees that any payments that it may receive under the Contract shall be remitted immediately to Assignee. Assignor shall implement an assignment of proceeds to the Assignee pursuant to the assignment rights under the Uniform Commercial Code Regulation or applicable Federal Acquisition Regulation.

         Upon receipt of payment from the Obligor, Assignee agrees to make payment by check to Assignor for the difference (hereinafter referred to as "Holdback") between the payment received and the total of the Assignment Price and the processing fees accrued in accordance with this Assignment. In the event Assignor elects to receive holdbacks by wire transfer, there will be a $16.00 wire transfer charge. Furthermore, there will be a $16.00 wire transfer charge for net fundings under $5,000.00.

         In consideration for the valuable service and the Assignment Price paid hereunder, the Assignor agrees to pay the Assignee a processing fee specified in the Fee Agreement. Furthermore, Assignor agrees to pay Assignee an administrative close out fee not to exceed $1,000.00 in the event Assignor elects to terminate prior to the last day of each term as stated in the Fee Agreement. In the event there is no funding activity for ninety (90) consecutive days, then CFC may terminate this agreement without notice and may setoff the $1,000.00 termination fee against any funds or property of the Assignor which it is holding or subsequently acquires.

         In the event that the Assignor converts monies due and owing to the Assignee under any of the assignments created herein, without the express written consent of the Assignee, such action shall constitute an event of default, and in the event of default, the Assignor hereby authorizes and empowers (i) Jon J. Prager or, (ii) Janet L. Eveland, Esq. or John R. Severino, both members of the Virginia Bar and both with the law firm of Eveland, Brown & Sherman, P.C. or, (iii) any other member of the Virginia Bar, to confess judgment against the Assignor for the principal amount(s) assigned which were converted by the Assignor, interest, attorneys fees, and costs and expenses incurred in collecting any amounts owing to the Assignee under this Agreement and hereby waives protest, presentation and demand.

         The parties understand and agree that any conversion by the Assignor of monies that are properly due and owing to the Assignee under the assignments created herein, without the express written consent of the Assignee, shall constitute fraudulent conduct by the Assignor and shall entitle the Assignee to recover, among other things, compensatory and punitive damages from the Assignor in a court of law and may
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constitute criminal conduct punishable under applicable State Law.

         In the event that an invoice remains unpaid for more than ninety (90) days from the date funds were advanced by Assignee, the Assignor agrees to replace that invoice with another invoice of equal or greater value, or buy the invoice back. Assignee may elect to perform all of the obligations and duties required to be performed by Assignor under the Assignment, however, Assignor shall immediately indemnify Assignee and hold the Assignee harmless for any claim which may result from the action, fault or negligence of Assignor, including, without limitation, any legal fees, costs and expenses incurred by Assignee in defending any such claims.

         Assignor hereby irrevocably appoints and constitutes Assignee, or any of Assignee's Agents designated by Assignee so to act, its true and lawful attorney-in-fact to act on behalf of Assignor in the collection of the accounts receivable due hereunder. Assignor shall provide such further written documents and perform such other acts as Assignee may consider necessary to further evidence or secure to Assignee the interests of Assignor assigned hereunder. Assignor agrees that nothing herein requires Assignee to purchase Receivables and Invoices from Assignor unless Assignee determines in its sole and absolute discretion that it will receive full payment on any invoices purchased.

         In the event that the Obligor elects not to make the payment herein assigned for whatever reason under the Contract within ninety (90) days of this Assignment, Assignee shall have full recourse against the Assignor and its guarantors, if any, and the Assignor shall immediately pay to Assignee all sums due under the Assignment, the Fee Agreement and the Guarantee, including without limitation, any and all accrued processing fees applicable plus reasonable attorney's fees and costs of collection.

         Assignor represents and warrants that 1) it has good and marketable title to the Accounts Receivable free and clear of all security interests, liens, claims and encumbrances and that it will warrant and defend the same against all claims and demands of all persons, 2) the purpose of the assignment is to assist the Assignor financially in performing its obligation to the Obligor under the contract being assigned pursuant to this agreement, 3) Assignor understands that federal tax lien searches will be ordered by Assignee on a periodic basis and that the charge for these searches will be taken out of Holdbacks or Exchange Items received by Assignee. (The average charge for an FTL search is approximately $45.00 with the actual fee being determined by (the location of the Assignor's filing jurisdiction), 4) in the event Assignor becomes a debtor or a creditor in a bankruptcy proceeding or in an assignment for the benefit of
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creditors or receivership proceeding, Assignor agrees to reimburse Assignee for any legal fees and costs incurred by Assignee in connection with such proceedings and to grant Assignee immediate relief from the automatic stay to permit the Assignee to pursue its legal rights against the Assignor and the property of the Assignor's bankruptcy estate.

         This Assignment Agreement and all representations, warranties, covenants, powers, and rights herein contained shall be interpreted and construed in accordance with the laws of the Commonwealth of Virginia. The terms and conditions of this Assignment Agreement are severable so that in the event any portions of this Assignment Agreement shall be finally determined by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed void and the remainder of this Assignment Agreement shall continue in full force and effect.

         Assignor agrees to reference Assignee's "Payment Instructions" on all invoices submitted for payment under the Contract. Assignor will be responsible for immediate reimbursement to Assignee of any invoices paid directly to Assignor under this Agreement. Failure by Assignor to remit such reimbursement to Assignee shall constitute a Default under this Agreement causing all amounts advanced by Assignee to Assignor under this Agreement or any other Agreement to be immediately due and payable. In the event of a Default and/or a shortfall has been determined on an invoice, it is understood that fundings, Holdbacks and Exchange Items may be applied to cover such defaults or shortfalls.

         Assignee may setoff any obligations owing to it by the Assignor against any funds or property held by the Assignee with notice to the Assignor.

         This agreement shall continue in full force and effect until terminated in writing by either party as follows: A written termination notice by CFC shall take effect 60 days after receipt of the notice by Assignor or its agents or representatives. A written termination notice by Assignor shall take effect sixty (60) days after receipt by CFC, its agents or representatives.

         The Assignor hereby waives the right to a trial by jury with respect to any action, claim, suit or proceeding in respect of or arising out of this Agreement, the Fee Agreement or related guaranties. The foregoing represents the entire agreement of the parties, including all obligations and warranties of Assignor, and supersedes all prior communications, both oral and written.
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         Neither this Agreement nor any other Agreement pursuant to this contract financing arrangement shall be deemed accepted or constitute an offer or be binding upon Assignee until accepted and executed by Assignee's authorized officer at its principal office in Vienna, Virginia.

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be duly executed as of the day and year first above written.

         ASSIGNOR                                 Sworn to and subscribed t
         TELECOMMUNICATION SYSTEMS, INC.          a/k/a
         TCS APPLIED TECHNOLOGIES                 before me this 18th day of
                                                  March, 1997

         By:     /s/ Maurice B. Tose              /s/ Bruce A. White
                 --------------------             ------------------------
                                                      Notary Public

         Name:   Maurice B. Tose

         Title:  President/Owner                  My commission expires:

         Date:   03/18/97                             06/02/99
                 ---------------------            ------------------------

                                                  [SEAL]

         ASSIGNEE                                 Sworn to and subscribed
         Commerce Funding Corporation             before me this ____day of
                                                  _________________ 19_____

         By:______________________                _________________________
         Name:  John Geraerdta                    Notary Public

         Title: Vice President                    My commission expires:

         Date:_______________________             _____________________